Exhibit 99.01

C2 DESIGN AUTOMATION

(D/B/A FORTE DESIGN SYSTEMS)

2010 STOCK OPTION PLAN

1.	ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1. Establishment. The C2 Design Automation (d/b/a Forte Design Systems) 2010 Stock Option Plan (the “Plan”) is hereby established effective as of July 29, 2010.

1.2. Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its shareholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group.

1.3. Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Options granted under the Plan have lapsed. However, all Options shall be granted, if at all, within ten (10) years from the earlier of the date the Plan is adopted by the Board or the date the Plan is duly approved by the shareholders of the Company. The Company intends that the Plan comply with Section 409A of the Code, including any amendments or replacements of such section, and the Plan shall be so construed.

2.	DEFINITIONS AND CONSTRUCTION.

2.1. Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly, through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

(b) “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).

(c) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(d) “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(e) “Company” means C2 Design Automation, a California corporation, or any successor corporation thereto (d/b/a Forte Design Systems).

(f) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on either the exemption from registration provided by Rule 701 under the Securities Act or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act.

(g) “Director” means a member of the Board or of the board of directors of any other Participating Company.

(h) “Disability” means the inability of the Optionee, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Optionee’s position with the Company Group because of the sickness or injury of the Optionee.

(i) “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Board, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) If, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the Nasdaq National Market, The Nasdaq SmallCap Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.

(ii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and subject to compliance with Section 409A of the Code.

(l) “Incentive Stock Option” means an Option intended to be (as set forth in the Option Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(m) “Insider” means an Officer, Director of the Company, or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(n) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Option Agreement) or which does not qualify as an Incentive Stock Option.

(o) “Officer” means any person designated by the Board as an officer of the Company.

(p) “Option” means a right to purchase Stock pursuant to the terms and conditions of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(q) “Option Agreement” means a written agreement between the Company and an Optionee setting forth the terms, conditions and restrictions of the Option granted to the Optionee and any shares acquired upon the exercise thereof. An Option Agreement may consist of a form of “Notice of Grant of Stock Option” and a form of “Stock Option Agreement” incorporated therein by reference, or such other form or forms as the Board may approve from time to time.

(r) “Optionee” means a person who has been granted one or more Options.

(s) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(t) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(u) “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

(v) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(w) “Securities Act” means the Securities Act of 1933, as amended.

(x) “Service” means an Optionee’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. An Optionee’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee renders Service to the Participating Company Group or a change in the Participating Company for which the Optionee renders such Service, provided that there is no interruption or termination of the Optionee’s Service. Furthermore, an Optionee’s Service shall not be deemed to have terminated if the Optionee takes any military leave, sick leave, or other bona fide leave of absence approved by the Company; provided, however, that if any such leave exceeds ninety (90) days, on the one hundred eighty-first (181st) day following the commencement of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and instead shall be treated thereafter as a Nonstatutory Stock Option unless the Optionee’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Optionee’s Option Agreement. The Optionee’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Optionee performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Optionee’s Service has terminated and the effective date of such termination.

(y) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

(z) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(aa) “Ten Percent Owner Optionee” means an Optionee who, at the time an Option is granted to the Optionee, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of Section 422(b)(6) of the Code.

2.2. Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	ADMINISTRATION.

3.1. Administration by the Board. The Board shall administer the Plan. The Board shall determine all questions of interpretation of the Plan or of any Option, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Option.

3.2. Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3. Powers of the Board. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Board shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Options shall be granted and the number of shares of Stock to be subject to each Option;

(b) to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Option (which need not be identical) and any shares acquired upon the exercise thereof, including, without limitation, (i) the exercise price of the Option, (ii) the method of payment for shares purchased upon the exercise of the Option, (iii) the method for satisfaction of any tax withholding obligation arising in connection with the Option or such shares, including by the withholding or delivery of shares of stock, (iv) the timing, terms and conditions of the exercisability of the Option or the vesting of any shares acquired upon the exercise thereof, (v) the time of the expiration of the Option, (vi) the effect of the Optionee’s termination of Service with the Participating Company Group on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to the Option or such shares not inconsistent with the terms of the Plan;

(e) to approve one or more forms of Option Agreement;

(f) to amend, modify, extend, cancel or renew any Option or to waive any restrictions or conditions applicable to any Option or any shares acquired upon the exercise thereof;

(g) to accelerate, continue, extend or defer the exercisability of any Option or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following an Optionee’s termination of Service with the Participating Company Group;

(h) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Board deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Options; and

(i) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option Agreement and to make all other determinations and take such other actions with respect to the Plan or any Option as the Board may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.4. Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.5. Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.	SHARES SUBJECT TO PLAN.

4.1. Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be Six Hundred Ninety-Eight Thousand Four Hundred Twenty-Seven (698,427) shares and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If an outstanding Option for any reason expires or is terminated or canceled or if shares of Stock are acquired upon the exercise of an Option subject to a Company repurchase option and are repurchased by the Company at the Optionee’s exercise price, the shares of Stock allocable to the unexercised portion of such Option or such repurchased shares of Stock shall again be available for issuance under the Plan. However, except as adjusted pursuant to Section 4.2, in no event shall more than Six Hundred Ninety-Eight Thousand Four Hundred Twenty-Seven (698,427) shares of Stock be available for issuance pursuant to the exercise of Incentive Stock Options (the “ISO Share Issuance Limit”).

4.2. Adjustments for Changes in Capital Structure. Subject to any required action by the shareholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the shareholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and class of shares subject to the Plan and to any outstanding Options, in the ISO Share Issuance Limit set forth in Section 4.1, and in the exercise price per share of any outstanding Options. If a majority of the shares which are of the same class as the shares that are subject to outstanding Options are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event, as defined in Section 8.1) shares of another corporation (the “New Shares”), the Board may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Options shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise price of any Option be decreased to an amount less than the par value, if any, of the stock subject to the Option. The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.

5.	ELIGIBILITY AND OPTION LIMITATIONS.

5.1. Persons Eligible for Options. Options may be granted only to Employees, Consultants, and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants” and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Options are granted in connection with written offers of an employment or other service relationship with the Participating Company Group. Eligible persons may be granted more than one (1) Option. However, eligibility in accordance with this Section 5.1 shall not entitle any person to be granted an Option, or, having been granted an Option, to be granted an additional Option.

5.2. Option Grant Restrictions. Any person who is not an Employee on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee shall be deemed granted effective on the date such person commences Service with a Participating Company, with an exercise price determined as of such date in accordance with Section 6.1.

5.3. Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by an Optionee for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000.00), the portions of such options which exceed such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section 5.3, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section 5.3, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section 5.3, the Optionee may designate which portion of such Option the Optionee is exercising. In the absence of such designation, the Optionee shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion shall be issued upon the exercise of the Option.

6.	TERMS AND CONDITIONS OF OPTIONS.

Option Agreements specifying the number of shares of Stock covered thereby, in such form as the Board shall from time to time establish shall evidence Options. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Option Agreement. Option Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1. Exercise Price. The exercise price for each Option shall be established in the discretion of the Board, subject to compliance with Section 409A of the Code; provided, however, that (a) the exercise price per share for an Incentive Stock Option shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner Optionee shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2. Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Board and set forth in the Option Agreement evidencing such Option; provided, however, that (a) no Incentive Stock Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner Optionee shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (c) no Option granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service with a Participating Company. Subject to the foregoing, unless otherwise specified by the Board in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3. Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Optionee having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) provided that the Optionee is an Employee (unless otherwise not prohibited by law, including, without limitation, any regulation promulgated by the Board of Governors of the Federal Reserve System) and in the Company’s sole discretion at the time the Option is exercised, by delivery of the Optionee’s promissory note in a form approved by the Company for the aggregate exercise price, (v) by such other consideration as may be approved by the Board from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Board may at any time or from time to time, by approval of or by amendment to the standard forms of Option Agreement described in Section 7, or by other means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Board, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Optionee for more than six (6) months (and not used for another Option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(ii) Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.

(iii) Payment by Promissory Note. No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Board shall determine. The Board shall have the authority to permit or require the Optionee to secure any promissory note used to exercise an Option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Board, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company’s securities, any promissory note shall comply with such applicable regulations, and the Optionee shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

6.4. Tax Withholding. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable upon the exercise of an Option, or to accept from the Optionee the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to such Option or the shares acquired upon the exercise thereof. Alternatively or in addition, in its discretion, the Company shall have the right to require the Optionee, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise, to make adequate provision for any such tax withholding obligations of the Participating Company Group arising in connection with the Option or the shares acquired upon the exercise thereof. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates. The Company shall have no obligation to deliver shares of Stock or to release shares of Stock from an escrow established pursuant to the Option Agreement until the Optionee has satisfied the Participating Company Group’s tax withholding obligations.

6.5. Repurchase Rights. Shares issued under the Plan are subject to a right of first refusal, one or more repurchase options, or other conditions and restrictions as determined by the Board in its discretion at the time the Option is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Optionee shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

6.6. Effect of Termination of Service.

(a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Board in the grant of an Option and set forth in the Option Agreement, an Option shall be exercisable after an Optionee’s termination of Service only during the applicable time period determined in accordance with this Section 6.6 and thereafter shall terminate:

(i) Disability. If the Optionee’s Service terminates because of the Disability of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee’s Service terminated, may be exercised by the Optionee (or the Optionee’s guardian or legal representative) at any time prior to the expiration of twelve (12) on which the Optionee’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Option Agreement evidencing such Option (the “Option Expiration Date”).

(ii) Death. If the Optionee’s Service terminates because of the death of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee’s Service terminated, may be exercised by the Optionee’s legal representative or other person who acquired the right to exercise the Option by reason of the Optionee’s death at any time prior to the expiration of twelve (12) months (or such longer period of time as determined by the Board, in its discretion) after the date on which the Optionee’s Service terminated, but in any event no later than the Option Expiration Date. The Optionee’s Service shall be deemed to have terminated on account of death if the Optionee dies within three (3) months (or such longer period of time as determined by the Board, in its discretion) after the Optionee’s termination of Service.

(iii) Termination for Cause. If the Optionee’s Service is terminated for Cause, the Option shall terminate and cease to be exercisable on the effective date of such termination of Service. Unless otherwise defined in the Option Agreement, “Cause” shall mean any of the following: (1) the Optionee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (2) the Optionee’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (3) the Optionee’s unauthorized use, misappropriation, destruction, or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Optionee’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (4) any intentional act by the Optionee which has a material detrimental effect on a Participating Company’s reputation or business; (5) the Optionee’s failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (6) any material breach by the Optionee of any employment or service agreement between the Optionee and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (7) the Optionee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation, or moral turpitude, or which impairs the Optionee’s ability to perform his or her duties with a Participating Company.

(iv) Other Termination of Service. If the Optionee’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable by the Optionee on the date on which the Optionee’s Service terminated, may be exercised by the Optionee at any time prior to the expiration of three (3) months (or such longer period of time as determined by the Board, in its discretion) after the date on which the Optionee’s Service terminated, but in any event no later than the Option Expiration Date.

(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing (except Termination for Cause), if the exercise of an Option within the applicable time periods set forth in Section 6.6(a) is prevented by the provisions of Section 9 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Board, in its discretion) after the date the Optionee is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c) Extension if Optionee Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods set forth in Section 6.6(a) of shares acquired upon the exercise of the Option would subject the Optionee to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Optionee would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Optionee’s termination of Service, or (iii) the Option Expiration Date.

6.7. Transferability of Options. During the lifetime of the Optionee, an Option shall be exercisable only by the Optionee or the Optionee’s guardian or legal representative. No Option shall be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Board, in its discretion, and set forth in the Option Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to Rule 701 under the Securities Act and the General Instructions to Form S-8 Registration Statement under the Securities Act.

7.	STANDARD FORMS OF OPTION AGREEMENT.

7.1. Option Agreement. Unless otherwise provided by the Board at the time the Option is granted, an Option shall comply with and be subject to the terms and conditions set forth in the form of Option Agreement approved by the Board concurrently with its adoption of the Plan and as amended from time to time.

7.2. Authority to Vary Terms. The Board shall have the authority from time to time to vary the terms of any standard form of Option Agreement described in this Section 7 either in connection with the grant or amendment of an individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Option Agreement are not inconsistent with the terms of the Plan.

8.	CHANGE IN CONTROL.

8.1. Definitions.

(a) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of more than fifty percent (50%) of the voting stock of the Company (excluding the sale of securities and voting power in a capital raising transaction); (ii) a merger or consolidation in which the merger effected exclusively for the purpose of changing the domicile of the Company); (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(b) A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the shareholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in Section 8.1(a)(iii), the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

8.2. Effect of Change in Control on Options.

(a) In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Optionee, either assume the Company’s rights and obligations under outstanding Options or substitute for outstanding Options substantially equivalent options for the Acquiror’s stock. Any Options which are neither assumed or substituted for by the Acquiror in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control, provided, that, notwithstanding any other provision of the Plan to the contrary, the Board may, in its sole discretion, provide in any Option Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate, to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all of the outstanding Options and any shares acquired upon the exercise of such Options, subject to compliance with Section 409A of the Code. Notwithstanding the foregoing, shares acquired upon exercise of an Option prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Option Agreement evidencing such Option except as otherwise provided in such Option Agreement. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Options immediately prior to an Ownership Change Event described in Section 8.1(a)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Options shall not terminate unless the Board otherwise provides in its discretion.

(b) The Board may, in its sole discretion and without the consent of any Optionee, determine that, upon the occurrence of a Change in Control, each or any Option outstanding immediately prior to the Change in Control shall be canceled in exchange for a payment with respect to each vested share of Stock subject to such canceled Option in (i) cash, (ii) stock of the Company, the Acquiror or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the excess of the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control over the exercise price per share under the Option (the “Spread”). In the event such determination is made by the Board, the Spread (reduced by applicable withholding taxes, if any) shall be paid to Optionees in respect of their canceled Options as soon as practicable following the date of the Change in Control.

9.	COMPLIANCE WITH SECURITIES LAW.

The grant of Options and the issuance of shares of Stock upon exercise of Options shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. Options may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Option may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of any Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

10.	TERMINATION OR AMENDMENT OF PLAN.

The Board may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of the Company’s shareholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s shareholders under any applicable law, regulation or rule. No termination or amendment of the Plan shall affect any then outstanding Option unless expressly provided by the Board. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Option without the consent of the Optionee, unless such termination or amendment is required to enable an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law, regulation or rule.

11.	SHAREHOLDER APPROVAL.

The Plan or any increase in the maximum aggregate number of shares of Stock issuable thereunder as provided in Section 4.1 (the “Authorized Shares”) shall be approved by the shareholders of the Company within twelve (12) months of the date of adoption thereof by the Board. Options granted prior to shareholder approval of the Plan or in excess of the Authorized Shares previously approved by the shareholders shall become exercisable no earlier than the date of shareholder approval of the Plan or such increase in the Authorized Shares, as the case may be.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the C2 Design Automation (d/b/a Forte Design Systems) 2010 Stock Option Plan as duly adopted by the Board and shareholders on July 29th, 2010.

/s/ Sean Dart
SEAN DART, President

NOTE ATTACHED APPENDIX A, WHICH APPLIES TO ALL OPTIONS

GRANTED TO CALIFORNIA RESIDENTS.

FOR CALIFORNIA RESIDENTS ONLY

Appendix A

TO

C2 DESIGN AUTOMATION

(D/B/A FORTE DESIGN SYSTEMS)

2010 STOCK OPTION PLAN

This Appendix to the C2 Design Automation (d/b/a Forte Design Systems) 2010 Stock Option Plan (the “Plan”) shall have application only to Optionees who are residents of the State of California. Capitalized terms contained in this Appendix A shall have the same meanings given to them in the Plan unless otherwise provided in this Appendix. Notwithstanding any provision contained in the Plan to the contrary and to the extent required by applicable law, the following terms and conditions shall apply to all Options granted to residents of the State of California, until such time as the Company’s Common Stock becomes a “listed security” under the Securities Act:

Nonstatutory Stock Options shall have an exercise price that is not less than 100% of the Fair Market Value of the Stock at the time the Option is granted, as determined by the Committee, except that the exercise price shall be at least 110% of the Fair Market Value in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations.

Options shall have a term of not more than ten (10) years from the date the Option is granted.

Options will be nontransferable other than by will or the laws of descent and distribution. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Board, in its discretion, may permit distribution of an Option to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to “immediate family” as that term is defined in Rule 16a-1(e) of the Exchange Act.

Options shall become exercisable at the rate of at least 20% per year over five years from the date the Option is granted, subject to reasonable conditions such as continued employment. However, in the case of an Option granted to Officers, Directors or Consultants of the Company or any of its Affiliates, the Option may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company or any of its Affiliates.

Unless employment is terminated for Cause, the right to exercise an Option in the event of termination of employment, to the extent that the Optionee is otherwise entitled to exercise an Option on the date employment terminates, shall be:

•	at least six (6) months from the date of termination of employment if termination was caused by death or Disability; and

•	at least thirty (30) days from the date of termination if termination of employment was caused by other than death or Disability;

•	but in no event later than the remaining term of the Option.

No Option may be granted to a resident of California more than ten (10) years after the earlier of the date of adoption of the Plan and the date the Plan is approved by the shareholders.

Any Option exercised before shareholder approval is obtained shall be rescinded if shareholder approval is not obtained within twelve (12) months before or after the Plan is adopted. Such shares shall not be counted in determining whether such approval is obtained.

The Company shall provide annual financial statements of the Company to each California resident holding an outstanding Option under the Plan. Such financial statements need not be audited and need not be issued to key employees whose duties at the Company assure them access to equivalent information.

Any right of repurchase on behalf of the Company in the event of an Optionee’s termination of employment shall be at a purchase price that is (a) not less than the Fair Market Value of the securities upon termination of employment, and the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares within ninety (90) days of termination of employment (or in the case of securities issued upon exercise of Options after the date of termination, within ninety (90) days after the date of the exercise), and the right shall terminate when the Company’s securities become publicly traded; or (b) at the original purchase price, provided that the right to repurchase at the original purchase price lapses at the rate of at least 20% of the shares per year over five (5) years from the date the Option is granted (without respect to the date the Option was exercised or became exercisable) and the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares within ninety (90) days of termination of employment (or in the case of securities issued upon exercise of Options after the date of termination, within ninety (90) days after the date of the exercise). In addition to the restrictions set forth in clauses (a) and (b), the securities held by an Officer, Director or Consultant of the Company or an Affiliate of the Company may be subject to additional or greater restrictions.

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